Our File No.	31131/0001 CW1017761.1

January 9, 2007

BY FAX

Deeas Resources, Inc.

6348, 49th Ave.

Ladner, B.C. V4K 5A1
Attention:	Mr. Jeffrey Sharpe, President

Dear Sirs:

Re: Deeas Resources, Inc. - Registration Statement on Form SB-2/A filed January 9, 2007

                              We have acted as counsel to Deeas Resources, Inc. (the "Company"), a Nevada corporation, in connection with the filing, on January 9, 2007 of an amended registration statement on Form SB-2/A (the "Registration Statement") through which up to 676,000 shares of the Company's common stock (the "Registered Shares"), are being registered pursuant to the Securities Act of 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement.

In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)          Certificate of Incorporation;

(b)          Notice of Articles of the Company;

(c)          Articles of the Company;

(d)          Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(e)          The Registration Statement; and

(f)           The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com

Some lawyers at Clark Wilson LLP practice through law corporations.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that those of the Registered Shares to which the Registration Statement and Prospectus relate were duly and validly authorized and issued, as fully paid and non-assessable common shares in the capital of the Company.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Interest of Named Experts and Counsel". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/ CLARK WILSON LLP

CLARK WILSON LLP

/s/ CLARK WILSON LLP

cc:	United States Securities and Exchange Commission

CW1017761.1